Pricing Supplement dated August 28, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2) File No. 333-108464 Cusip No. 88319QK36

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corp.

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $25,000,000	Interest Rate: 6.37% per annum

Issue Price: 100.000%	Original Issue Date : September 8, 2006

Agent's Discount or Commission: $0	Stated Maturity Date: September 8, 2026

Net Proceeds to Issuer : $25,000,000
Interest Payment Dates: ☐ March 15 and September 15 ☒ Other: March 8 and September 8

Regular Record Dates

(if other than the last day of February and August):	February 21 and August 24

Redemption:

☐ The Notes cannot be redeemed prior to the Stated Maturity Date.
☒ The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒ The Notes cannot be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
☐ The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: % Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:

Agent:

☒   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

☐    Banc of America Securities LLC

☐    Barclays Capital Inc.

☐    Citigroup Global Markets Inc.

☐    Credit Suisse First Boston LLC

☐    Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc. ☐ J.P. Morgan Securities Inc. ☐ Tokyo-Mitsubishi International plc ☐ UBS Securities LLC ☐ Wachovia Capital Markets, LLC ☐ Other: _____________________________

Agent acting in the capacity as indicated below:

☒ Agent	☐ Principal

If as Principal:

☐ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐ The Notes are being offered at a fixed initial public offering price of ______% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of 100% of the Principal Amount.

Other Provisions:

Initial Redemption Date:	September 8, 2008, with 10 calendar days notice

Initial Redemption Percentage: 100.000%

Subsequent Redemption Dates: each payment date beginning March 9, 2009 and thereafter, with 10 calendar days notice

Subsequent Redemption Percentage: 100.000%

Terms are not completed for certain items above because such items are not applicable.